EXHIBIT 10.2

SIGN-ON BONUS AGREEMENT

This Sign-On Bonus Agreement (the “Agreement”) is made effective as of September 22, 2025 by and between Myers Industries, Inc., an Ohio corporation (the “Company”), and Samantha Rutty (the “Employee”).

WHEREAS, the Employee’s employment with the Company shall begin on September 22, 2025 (the “Start Date”); and

WHEREAS, the Company has agreed to pay the Employee a sign-on bonus, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree as follows:

1. Sign-On Bonus. Subject to the terms and conditions set forth in this Agreement, the Company agrees to pay the Employee a one-time sign-on cash bonus of $580,000 (the “Sign-On Bonus”), subject to all applicable taxes and withholdings. The Sign-On Bonus shall be paid in two equal installments of $290,000 as follows: (a) the first installment shall be paid on the first regular payroll date of the Company following the Start Date; and (b) the second installment shall be paid on the first regular payroll date of the Company following the six month anniversary of the Start Date (each such payroll date, a “Payment Date”); provided, however, that each installment shall be subject to the Employee’s continued employment on the applicable Payment Date.

2. Repayment of Sign-On Bonus. If, within one year following the Start Date, the Employee’s employment with the Company is terminated by the Company for Cause or by the Employee without Good Reason, the Employee shall repay to the Company, within ten days following the date of the Employee’s termination of employment, the entire Sign-On Bonus amount received by the Employee as of the date of the Employee’s termination of employment (the “Repayment Amount”). The Employee hereby authorizes the Company to withhold the Repayment Amount from any other amounts the Company may owe to the Employee (but, for the avoidance of doubt, the Employee shall be required to directly repay the Company to the extent such withheld amounts do not fully satisfy the Repayment Amount). For purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings set forth in the Myers Industries, Inc. Senior Officer Severance Plan, as may be amended and/or restated from time to time (the “Severance Plan”).

3. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

4. No Right to Employment. Nothing in this Agreement shall confer upon the Employee any right to continue in the employ of the Company or any of its Affiliates (as defined in the Severance Plan) or interfere with or restrict in any way the right of the Company or any such Affiliate to terminate the Employee’s employment at any time for any reason whatsoever, with or without Cause.

5. Invalidity of Provisions. The invalidity or unenforceability of any provision of this Agreement as a result of a violation of any state or federal law, or of the rules or regulations of any governmental regulatory body, shall not affect the validity or enforceability of the remainder of this Agreement.

5. Waiver and Modification. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the parties hereto.

6. Interpretation. All decisions or interpretations made by the Company with regard to any question arising under this Agreement, shall be binding and conclusive on the Company and the Employee.

7. Multiple Counterparts. This Agreement may be signed in multiple counterparts, all of which together shall constitute an original agreement. The execution by one party of any counterpart shall be sufficient execution by that party, whether or not the same counterpart has been executed by any other party.

8. Governing Law. The validity, construction, and effect of this Agreement, and any rules and regulations relating to this Agreement, shall be determined in accordance with the laws of the State of Ohio, without giving effect to principles of conflicts of laws.

9. Section 409A. This Sign-On Bonus is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and accordingly, this Agreement shall be interpreted in a manner consistent therewith.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Employee has hereunto set the Employee’s hand, all as of the day and year first above written.

MYERS INDUSTRIES, INC.

By: /s/ Aaron Schapper

Aaron Schapper

President & Chief Executive Officer

EMPLOYEE

/s/ Samantha Rutty

Samantha Rutty